Exhibit 3.19

CHARTER

OF

CENTRAL TENNESSEE HOSPITAL CORPORATION

The undersigned person, under the Tennessee Business Corporation Act, adopts the following Charter for the above listed corporation:

1. The name of the corporation is Central Tennessee Hospital Corporation

2. The number of shares of stock the corporation is authorized to issue is one thousand (1,000) shares of common stock, par value of $1.00 per share.

3. (a) The complete address of the corporation’s initial registered office in Tennessee is 500 Tallan Building, Two Union Square, Chattanooga, Hamilton County, Tennessee 37402.

(b) The name of the initial registered agent to be located at the address listed in 3(a), is The Prentice Hall Corporation System, Inc.

4. The name and complete address of each incorporator is:

Douglas S. Jackson, Esq.

117 Highway 70 East

Dickson, Tennessee 37055

5. The complete address of the corporation’s initial principal office is 111 Highway 70 East, Dickson, Dickson County, Tennessee 37055.

6. The corporation is for profit.

7. The persons serving on the initial Board of Directors for the corporation are:

James T. Jackson	111 Highway 70 East	Dickson, TN 37055
James W. Jackson	111 Highway 70 East	Dickson, TN 37055
Anne Deason	111 Highway 70 East	Dickson, TN 37055
Bob Spencer	111 Highway 70 East	Dickson, TN 37055
Bill Kruse	111 Highway 70 East	Dickson, TN 37055
Mike Legg	111 Highway 70 East	Dickson, TN 37055

Dated: May 2, 1995.

Doug Jackson